Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Startech Environmental Corporation on Form S-8 (File No. 333-100909) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated January 9, 2007, except for the last paragraph of Note 7, as to which the date is January 26, 2007, with respect to our audits of the consolidated financial statements of Startech Environmental Corporation as of October 31, 2006 and 2005 and for the years then ended appearing in this Annual Report on Form 10-K of Startech Environmental Corporation for the year ended October 31, 2006.

/s/ Marcum and Kliegman, LLP
New York, NY
February 8, 2007